Exhibit 99.1

Paramount Gold Mining Corp. Completes US$21.7 Million Financing

Ottawa, Canada – April 2, 2007 - (BUSINESS WIRE) – Paramount Gold Mining Corp. (OTCBB: PGDP) (Frankfurt: P6G, WKN: A0HGKQ) (the “Company” or “Paramount Gold”) is pleased to announce that on March 30, 2007, it closed a US$21.7 Million private placement.  Approximately US$20.6 Million of the financing was secured through brokered selling agents (the “Brokered Offering”) and the remaining balance was secured separately by the Company.  In connection with the financing, the Company issued a total of 10,398,496 units (“Units”), including 319,710 Units issued upon exercise of an over-allotment option, at a price of US$2.10 per Unit for gross proceeds of approximately US$21.7 Million. Each Unit is comprised of one share of restricted common stock (“Common Share”) and one-half of one Common Share purchase warrant (“Warrant”). Each Warrant is exercisable to acquire one Common Share at an exercise price of US$2.90 on, or prior to, March 29, 2009. The Units were sold to qualified and accredited investors located primarily in Canada and the United States in reliance upon exemptions from registration and prospectus requirements of applicable securities legislation. The proceeds of the private placement were derived primarily from institutional investors. Blackmont Capital Inc. acted as lead agent in connection with the Brokered Offering and the syndicate included Haywood Securities Inc., Canaccord Capital Corporation and Raymond James Ltd. (collectively, the “Agents”).

Proceeds from the private placement will be used to fund the ongoing drill and exploration programs of Paramount Gold’s properties in Mexico and South America.  Paramount Gold plans to drill a total of 50,000 meters in 2007 on its San Miguel project in Mexico, using a combination of core and reverse circulation methods.  Layne Christensen has committed the drills required for this drill program.

About Paramount Gold

Paramount Gold is a precious metals exploration company quoted on the OTCBB under the symbol PGDP and listed on the Frankfurt Stock Exchange under the symbol P6G (WKN: A0HGKQ). The Company’s objectives are to explore and develop the San Miguel project, located in Chihuahua, Mexico within the Sierra Madre Occidental gold/silver belt, and fully develop the potential of the strategic alliance with Teck Cominco Limited for gold exploration in South America. For more information, please visit the Company’s website at: www.paramountgold.com (Available in English, German, French, Spanish, and Mandarin).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to commencement of drilling operations, concentration in mineral deposits, delays in testing and evaluation of  ore samples,  and other risks detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Contacts:

Christopher Crupi, CEO

Chris Halkai, Corporate Relations

Toll-free: 1-866-481-2233

613-226-9881